Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207207 on Form S-8 of our report dated February 29, 2016, relating to the 2015 consolidated and combined financial statements and financial statement schedules of PJT Partners Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

New York, New York

February 29, 2016